Exhibit 99.1

Fifth Street Receives Co-Investment Exemptive Order from SEC,
Providing the Platform with Even Greater Scale and Investment Flexibility

GREENWICH, CT, September 15, 2014 — Fifth Street Finance Corp. (NASDAQ:FSC) (“FSC”) and Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) (“FSFR”) received an exemptive order from the Securities and Exchange Commission (the “Order”) that allows each of FSC and FSFR to participate in negotiated co-investment transactions with certain affiliates, including other funds managed by their investment adviser, Fifth Street Management LLC (“FSM”), subject to the conditions included in the Order. FSC and FSFR can now co-invest with each other as well as the private funds managed by FSM.

“The Order gives FSC and FSFR greater scale and flexibility to deploy capital effectively and efficiently,” said Leonard M. Tannenbaum, FSM’s Chief Executive Officer, adding, “We can now hold up to $250 million per transaction across the platform and possess a greater ability to enhance portfolio diversification and optimize individual investment sizes. We believe these new capabilities are strong differentiators in the middle market, allowing us to better support our private equity sponsor clients and broaden our already robust pipeline.”

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors. The company originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments. FSC’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments and capital appreciation from its equity investments. The company has elected to be regulated as a business development company and is externally managed by Fifth Street Management LLC, an SEC-registered investment adviser and leading alternative asset manager with over $5 billion in assets under management. With a track record of more than 16 years, Fifth Street’s nationally recognized platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million. Fifth Street received the 2014 ACG New York Champion’s Award for “Senior Lender Firm of the Year” and was named both 2013 “Lender Firm of the Year” by The M&A Advisor and “Lender of the Year” by Mergers & Acquisitions. FSC’s website can be found at fsc.fifthstreetfinance.com.

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to mid-sized companies, primarily in connection with investments by private equity sponsors. FSFR’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments while seeking to preserve its capital. The company has elected to be regulated as a business development company and is externally managed by Fifth Street Management LLC, an SEC-registered investment adviser and leading alternative asset manager with over $5 billion in assets under management. With a track record of more than 16 years, Fifth Street’s nationally recognized platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million. Fifth Street received the 2014 ACG New York Champion’s Award for “Senior Lender Firm of the Year” and was named both 2013 “Lender Firm of the Year” by The M&A Advisor and “Lender of the Year” by Mergers & Acquisitions. FSFR’s website can be found at fsfr.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance(s) of FSC and/or FSFR. Words such as “believes,” “expects,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in FSC’s and/or FSFR’s filings with the Securities and Exchange Commission. Neither FSC nor FSFR undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Contact:

Robyn Friedman, Vice President, Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

Nick Rust

Prosek Partners

(212) 279-3115 ext. 252

pro-fifthstreet@prosek.com